EXHIBIT 21

SUBSIDIARIES OF DCB FINANCIAL CORP

1.	The Delaware County Bank and Trust Company

Incorporated in Ohio

DCB Financial Corp owns 100%

2.	DCB Title Services, LLC

Incorporated in Ohio

DCB Financial Corp owns 100%

3.	DCB Insurance Services, LLC

Incorporated in Ohio

DCB Financial Corp owns 100%

4.	DataTasx LLC

Incorporated in Ohio

DCB Financial Corp owns 100%